Exhibit 99.1

HERSHEY ANNOUNCES SECOND-QUARTER RESULTS;
REAFFIRMS OUTLOOK FOR 2014

•	Net sales increase 4.6%; excluding a 0.7 point negative impact from foreign currency exchange rates, organic net sales up 5.3%

•	Earnings per share-diluted of $0.75 as reported and $0.76 adjusted

•	Outlook for 2014 net sales and adjusted earnings per share-diluted reaffirmed:
- Full-year net sales expected to increase around the low end of long-term target of 5% to 7%
- Adjusted earnings per share-diluted expected to increase around the low end of long-term target of 9% to 11%

•	Quarterly dividend declared on Common Stock and increased 10%
HERSHEY, Pa., July 24, 2014 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the second quarter ended June 29, 2014. Consolidated net sales were $1,578,350,000 compared with $1,508,514,000 for the second quarter of 2013. Reported net income for the second quarter of 2014 was $168,168,000 or $0.75 per share-diluted, compared with $159,504,000 or $0.70 per share-diluted for the comparable period of 2013.
“Second quarter net sales sequentially improved, as expected, versus the first quarter and we continued to make good progress against the initiatives that will drive strong results over the remainder of the year,” said John P. Bilbrey, President and Chief Executive Officer, The Hershey Company. “Our Easter sell through was very good and we gained 1.1 market share points in this important season. We expect our seasonal momentum to continue in the second half of the year as retail customer orders for Halloween and Holiday products are solid. In the second quarter, macroeconomic headwinds in the U.S. continued to be an issue for many retailers and consumers. We continue to do well, although our U.S. second quarter net sales growth of 4.4 percent was less than expectations. Additionally, as it relates to the instant consumable pack type, there were increased levels of in-store activity from other snack categories that had an impact on our sales mix and profitability. Across all channels we are working with retail customers this year and into 2015 to ensure that the implementation of the price increase we announced last week is supported with merchandising, programming and innovation that continues to grow the category. These initiatives, as well as normal productivity and cost savings programs, will enable us to continue to invest in brand building that we expect will drive category growth over the long term.”
As described in the Note below, for the second quarter of 2014, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges of $2.0 million or $0.01 per share-diluted. These charges included $1.2 million related to the Project Next Century program, net acquisition and transaction costs, primarily associated with Shanghai Golden Monkey, of $1.1 million, and non-service-related pension income (NSRPI) of $0.3 million. Reported gross margin of 45.5 percent declined 210 basis points versus last year while reported income before interest and income taxes (EBIT) increased 3.2 percent generating EBIT margin of 17.6 percent, a decline of 20 basis points versus 2013. For the second quarter of 2013, results included net pre-tax charges for Project Next Century of $3.6 million or $0.01 per share-diluted, non-service-related pension expense (NSRPE) of $2.8 million or $0.01 per share-diluted, and acquisition and integration costs of $0.2 million. Adjusted net income, which excludes these net charges, was $169,978,000 or $0.76 per share-diluted in the second quarter of 2014, compared with $163,607,000 or $0.72 per share-diluted in the second quarter of 2013, an increase of 5.6 percent in adjusted earnings per share-diluted.
For the first six months of 2014, consolidated net sales were $3,450,163,000 compared with $3,335,940,000 for the first six months of 2013. Reported net income for the first six months of 2014 was $420,663,000 or $1.86 per share-diluted, compared with $401,410,000 or $1.77 per share-diluted for the first six months of 2013. As described in the Note, for the first six months of 2014 and 2013, these results, prepared in accordance with GAAP, included net pre-tax charges of $15.4 million and $17.2 million, or $0.04 per share-diluted in each period, respectively. Charges associated with the Project Next Century program for the first six months of 2014 and 2013 were $4.3 million and $10.6 million or $0.01 and $0.03 per share-diluted, respectively. Acquisition and integration costs for the first six months of 2014 and 2013 were $12.0 million or $0.03 per share-diluted and $1.0 million, respectively. Additionally, for the first six months of 2014 NSRPI was $0.9 million compared with NSRPE of $5.6 million or $0.01 per share-diluted for the first six months of 2013. As described in the Note, adjusted net income for the first six months of 2014, which excludes these net charges, was $429,953,000 or $1.90 per share-diluted, compared with $412,075,000 or $1.81 per share-diluted in 2013, an increase of 5.0 percent in adjusted earnings per share-diluted.
In 2014, the company expects reported earnings per share-diluted of $3.98 to $4.08, including net GAAP charges of approximately $18 million to $23 million, or $0.05 to $0.07 per share-diluted. This projection, prepared in accordance with GAAP, assumes net business realignment charges related to Project Next Century of $0.01 to $0.02 per share-diluted and NSRPI of $0.01 to $0.02 per share-diluted. Net acquisition and transaction costs, primarily associated with Shanghai Golden Monkey, are expected to be $0.05 to $0.07 per share-diluted.
Additionally, the Board of Directors of The Hershey Company declared a quarterly dividend of $0.535 on the Common Stock, an increase of $0.05 per share, and a dividend of $0.486 on the Class B Common Stock, an increase of $0.051 per share. The dividends are payable September 15, 2014, to stockholders of record as of August 25, 2014.

Second-Quarter Performance
Second-quarter net sales increased 4.6 percent, driven primarily by volume. New products were approximately 60 percent of overall volume growth and core brands about 40 percent. Foreign currency exchange rates were a 0.7 point headwind, greater than expectations.
Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the 24 weeks ended June 14, 2014, which along with the comparable period in 2013 encompasses each year’s entire Easter season results, was up 2.2 percent in the expanded all outlet combined plus convenience store channels (xAOC+C-store), which accounts for approximately 90 percent of the company’s U.S. retail business. For the 24 weeks ended June 14, 2014, Hershey’s U.S. market share was an industry-leading 31.1 percent, unchanged versus the prior period. In addition, Hershey’s Spreads are not included in the CMG database as Nielsen captures this within grocery items. Hershey’s Spreads, both the jar and instant consumable pack types, are off to a good start with trial and repeat tracking to expectations.
Second quarter adjusted gross margin declined 230 basis points as input cost inflation, due primarily to higher dairy costs, and unfavorable sales mix more than offset supply chain productivity and cost savings initiatives. As the company has previously stated, there is not a well-developed futures market to hedge dairy requirements, therefore, volatile and extended dairy price spikes impacted gross margin. Selling, marketing and administrative (SM&A) expenses, excluding advertising and related consumer marketing, were about the same as the prior year as higher selling and employee related costs were offset by a favorable gain of $5.6 million on a foreign currency exchange contract. Due to the timing of new product launches, a reduction in advertising production costs and a decision to shift resources to other areas in the second quarter, advertising and related consumer marketing expense declined about 5 percent versus the prior period. However, for the full year, advertising gross rating points are on track to increase mid-single digits on a percentage basis versus last year.

Outlook
The company expects full-year 2014 net sales growth to be around the low end of its long-term 5 to 7 percent target, including the impact of the aforementioned price increase and foreign currency exchange rates. Over the remainder of the year, net sales will be driven by strong Halloween and Holiday seasons as well as the continued rollout of York Minis and Hershey’s Spreads instant consumable, which launched in mid-May, and the fourth-quarter introductions of Ice Breakers Cool Blasts Chews and Brookside Crunchy Clusters. Additionally, in the fourth quarter the company will begin to ship Reese’s Spreads as well as some other yet to be announced new products that will ensure 2015 gets off to a good start. In key international markets the company will continue to build on the momentum of the Hershey’s and Hershey’s Kisses brands and a broader rollout of Reese’s Peanut Butter Cups.
As stated in the company’s July 15, 2014, press release, management expects commodity costs to be greater than last year, resulting in adjusted gross margin that is slightly down versus 2013. Given the timing of new product launches in both North America and international markets, advertising and related consumer marketing expense is expected to increase low-single digits on a percentage basis versus last year. SM&A expenses, excluding advertising and related consumer marketing, are estimated to increase at a rate less than net sales growth as the company leverages the investments in go-to-market capabilities established over the last few years. Therefore, the company anticipates 2014 adjusted earnings per share-diluted growth to be around the low end of its long-term target of 9 to 11 percent.
The aforementioned outlook excludes estimated operating results for Shanghai Golden Monkey. Completion of the acquisition is expected to occur in the second half of the year subject to necessary government and regulatory approvals and satisfaction of other conditions. Upon completion, and excluding integration and transition costs, the company expects the impact of the acquisition to be minimal on an adjusted basis in 2014.

Note: In this release, Hershey references income measures that are not in accordance with GAAP because they exclude business realignment charges, business acquisition closing and integration costs, NSRPE and NSRPI. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measure as presented in the Consolidated Statement of Income is provided below.

	Second Quarter Ended
	June 29, 2014		June 30, 2013
In thousands except per share amounts (unaudited)	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales
Gross Profit/Gross Margin	$717,474	45.5%	$718,574	47.6%
Project Next Century (benefit) charges included in cost of sales	(8)		20
(NSRPI) NSRPE included in cost of sales	(576)		1,323
Acquisition costs included in cost of sales	—		5
Adjusted non-GAAP Gross Profit/Gross Margin	$716,890	45.4%	$719,922	47.7%

EBIT/EBIT Margin	$277,464	17.6%	$268,917	17.8%
(Benefit) Charges included in cost of sales	(584)		1,348
Project Next Century charges included in SM&A	—		11
NSRPE included in SM&A	279		1,464
Acquisition costs included in SM&A	1,651		212
Business realignment charges, net	1,247		3,587
Adjusted non-GAAP EBIT/EBIT Margin	$280,057	17.7%	$275,539	18.3%

Net Income/Net Margin	$168,168	10.7%	$159,504	10.6%
(Benefit) Charges included in cost of sales	(584)		1,348
Charges included in SM&A	1,930		1,687
Business realignment charges, net	1,247		3,587
Benefit included in interest expense	(605)		—
Tax impact of charges	(178)		(2,519)
Adjusted non-GAAP Net Income/Net Margin	$169,978	10.8%	$163,607	10.8%

EPS - Diluted	$0.75		$0.70
Charges included in SM&A	0.01		0.01
Business realignment charges, net	—		0.01
Adjusted non-GAAP EPS - Diluted	$0.76		$0.72

	Six Months Ended
	June 29, 2014		June 30, 2013
In thousands except per share amounts (unaudited)	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales
Gross Profit/Gross Margin	$1,588,964	46.1%	$1,567,911	47.0%
Project Next Century charges included in cost of sales	93		147
(NSRPI) NSRPE included in cost of sales	(1,342)		2,680
Acquisition costs included in cost of sales	—		258
Adjusted non-GAAP Gross Profit/Gross Margin	$1,587,715	46.0%	$1,570,996	47.1%

EBIT/EBIT Margin	$681,070	19.7%	$660,734	19.8%
(Benefit) Charges included in cost of sales	(1,249)		3,085
Project Next Century charges included in SM&A	—		17
NSRPE included in SM&A	422		2,955
Acquisition costs included in SM&A	12,740		705
Business realignment charges, net	4,172		10,438
Adjusted non-GAAP EBIT/EBIT Margin	$697,155	20.2%	$677,934	20.3%

Net Income/Net Margin	$420,663	12.2%	$401,410	12.0%
(Benefit) Charges included in cost of sales	(1,249)		3,085
Charges included in SM&A	13,162		3,677
Business realignment charges, net	4,172		10,438
Benefit included in interest expense	(719)		—
Tax impact of charges	(6,076)		(6,535)
Adjusted non-GAAP Net Income/Net Margin	$429,953	12.5%	$412,075	12.4%

EPS - Diluted	$1.86		$1.77
Charges included in SM&A	0.03		0.01
Business realignment charges, net	0.01		0.03
Adjusted non-GAAP EPS - Diluted	$1.90		$1.81
In 2013, the company recorded total GAAP charges of $19.0 million, or $0.05 per share-diluted, attributable to Project Next Century and $10.9 million, or $0.03 per share-diluted, of NSRPE. Acquisition and integration costs, primarily related to Shanghai Golden Monkey, were $4.1 million, or $0.03 per share-diluted.
In 2014, the company expects to record net GAAP charges of approximately $18 million to $23 million, or $0.05 to $0.07 per share-diluted. Charges associated with the Project Next Century program are expected to be $0.01 to $0.02 per share-diluted while NSRPI is expected to be $0.01 to $0.02 per share-diluted. Net acquisition and transaction costs, primarily related to Shanghai Golden Monkey, are expected to be $0.05 to $0.07 per share-diluted.

Below is a reconciliation of earnings per share-diluted calculated in accordance with GAAP to non-GAAP adjusted earnings per share-diluted:

	2013	2014 (Projected)
Reported EPS - Diluted	$3.61	$3.98 - $4.08
Acquisition, Integration and Transaction Charges	0.03	0.05 - 0.07
Business Realignment Charges	0.05	0.01 - 0.02
NSRPE	0.03	--
NSRPI	--	(0.01) - (0.02)
Adjusted EPS - Diluted	$3.72	$4.05 - $4.13
Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “intend,” “believe,” “expect,” “anticipate,” “should,” “planned,” “projected,” “estimated,” and “potential,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company's securities. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our manufacturing operations or supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to civil antitrust lawsuits and the possible investigation by government regulators of alleged pricing practices by members of the confectionery industry in the United States; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2013. All information in this press release is as of July 24, 2014. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

Live Webcast
As previously announced, the company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be webcast live via Hershey’s corporate website, www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.
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Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Jeff Beckman	717-534-8090

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended June 29, 2014 and June 30, 2013
(unaudited) (in thousands except per share amounts)

			Second Quarter		Six Months
			2014	2013	2014	2013

Net Sales			$1,578,350	$1,508,514	$3,450,163	$3,335,940

Costs and Expenses:
Cost of Sales			860,876	789,940	1,861,199	1,768,029
Selling, Marketing and Administrative			438,763	446,070	903,722	896,739
Business Realignment Charges, net			1,247	3,587	4,172	10,438

Total Costs and Expenses			1,300,886	1,239,597	2,769,093	2,675,206

Income Before Interest and Income Taxes (EBIT)			277,464	268,917	681,070	660,734
Interest Expense, net			20,734	21,094	42,019	44,727

Income Before Income Taxes			256,730	247,823	639,051	616,007
Provision for Income Taxes			88,562	88,319	218,388	214,597

Net Income			$168,168	$159,504	$420,663	$401,410

Net Income Per Share	- Basic	- Common	$0.78	$0.73	$1.94	$1.84
	- Basic	- Class B	$0.70	$0.66	$1.74	$1.67
	- Diluted	- Common	$0.75	$0.70	$1.86	$1.77

Shares Outstanding	- Basic	- Common	162,168	163,295	162,873	163,537
	- Basic	- Class B	60,620	60,629	60,620	60,629
	- Diluted	- Common	224,981	226,840	226,006	227,274

Key Margins:
Gross Margin			45.5%	47.6%	46.1%	47.0%
EBIT Margin			17.6%	17.8%	19.7%	19.8%
Net Margin			10.7%	10.6%	12.2%	12.0%

The Hershey Company
Consolidated Balance Sheets
as of June 29, 2014 and December 31, 2013
(unaudited) (in thousands of dollars)

Assets	2014	2013
Cash and Cash Equivalents	$562,601	$1,118,508
Short-Term Investments	97,216	—
Accounts Receivable - Trade (Net)	423,648	477,912
Deferred Income Taxes	48,079	52,511
Inventories	855,182	659,541
Prepaid Expenses and Other	275,083	178,862

Total Current Assets	2,261,809	2,487,334

Net Plant and Property	1,943,387	1,805,345
Goodwill	576,824	576,561
Other Intangibles	190,381	195,244
Deferred Income Taxes	—	—
Other Assets	212,568	293,004

Total Assets	$5,184,969	$5,357,488

Liabilities and Stockholders' Equity

Loans Payable	$198,033	$166,875
Accounts Payable	464,938	461,514
Accrued Liabilities	523,185	699,722
Taxes Payable	75,409	79,911

Total Current Liabilities	1,261,565	1,408,022

Long-Term Debt	1,794,830	1,795,142
Other Long-Term Liabilities	413,807	434,068
Deferred Income Taxes	106,207	104,204

Total Liabilities	3,576,409	3,741,436

Total Stockholders' Equity	1,608,560	1,616,052

Total Liabilities and Stockholders' Equity	$5,184,969	$5,357,488